Consolidated Financial Statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)

Years ended December 31, 2009 and 2008

(Expressed in thousands of Canadian dollars)

Management’s Responsibility for Financial Reporting

The accompanying financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in Canada and reconciled to accounting principles generally accepted in the United States as set out in Note 18, and contain estimates based on management’s judgment. Management maintains an appropriate system of internal controls to provide reasonable assurance that transactions are authorized, assets safeguarded, and proper records maintained.

The Audit Committee of the Board of Directors has met with the Company’s independent auditors to review the scope and results of the annual audit, and to review the financial statements and related financial reporting matters prior to submitting the financial statements to the Board for approval.

The Company’s independent auditors, PricewaterhouseCoopers LLP, are appointed by the shareholders to conduct an audit in accordance with generally accepted auditing standards in Canada, and their report follows:

“Mark O’Dea”	“Sean Tetzlaff”
Mark O’Dea	Sean Tetzlaff
President and CEO	CFO, Corporate Secretary

Management Report on Internal Control Over Financial Reporting

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Management has used the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission to evaluate the effectiveness of internal control over financial reporting.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded Aurora Energy Resources Inc. from its assessment of internal control over financial reporting as at December 31, 2009 because it was acquired by the Corporation in a purchase transaction during 2009. Aurora Energy Resources Inc.’s total assets and net loss represent $95.5 million and $5.4 million respectively, of the consolidated total assets and net income of the Corporation as at and for the year ended December 31, 2009.

Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2009.

The effectiveness of the Corporation’s internal control over financial reporting has been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report which appears within.

“Mark O’Dea”	“Sean Tetzlaff”
Mark O’Dea	Sean Tetzlaff
President and CEO	CFO, Corporate Secretary

March 29, 2010

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806

Independent Auditors’ Report
To the Shareholders of Fronteer Development Group Inc.

We have completed integrated audits of Fronteer Development Group Inc.’s 2009, 2008 and 2007 consolidated financial statements and of its internal control over financial reporting as at December 31, 2009. Our opinions, based on our audits, are presented below.

Consolidated Financial statements

We have audited the accompanying consolidated balance sheets of Fronteer Development Group Inc. as at December 31, 2009 and December 31, 2008, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company’s financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and December 31, 2008 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2009 in accordance with Canadian generally accepted accounting principles.

Internal control over financial reporting

We have also audited Fronteer Development Group Inc.’s internal control over financial reporting as at December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the
PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in the accompanying Management Report on Internal Control Over Financial Reporting, management has excluded Aurora Energy Resources Inc from its assessment of internal control over financial reporting as at December 31, 2009 because it was acquired by the Company in a purchase transaction during 2009. We have also excluded Aurora Energy Resources Inc from our audit of internal control over financial reporting. Aurora Energy Resources Inc’s total assets and net loss represent $95.5 million and $5.4 million, respectively, of the consolidated total assets and net income of the Company as at and for the year ended December 31, 2009.

(2)

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2009 based on criteria established in Internal Control — Integrated Framework issued by the COSO.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, BC, Canada
March 29, 2010

(3)

Management’s Responsibility for Financial Reporting

The accompanying financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in Canada and reconciled to accounting principles generally accepted in the United States as set out in Note 18, and contain estimates based on management’s judgment. Management maintains an appropriate system of internal controls to provide reasonable assurance that transactions are authorized, assets safeguarded, and proper records maintained.

The Audit Committee of the Board of Directors has met with the Company’s independent auditors to review the scope and results of the annual audit, and to review the financial statements and related financial reporting matters prior to submitting the financial statements to the Board for approval.

The Company’s independent auditors, PricewaterhouseCoopers LLP, are appointed by the shareholders to conduct an audit in accordance with generally accepted auditing standards in Canada, and their report follows:

“Mark O’Dea”	“Sean Tetzlaff”
Mark O’Dea	Sean Tetzlaff
President and CEO	CFO, Corporate Secretary

Management Report on Internal Control Over Financial Reporting

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Management has used the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission to evaluate the effectiveness of internal control over financial reporting.

Because of the inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded Aurora Energy Resources Inc. from its assessment of internal control over financial reporting as at December 31, 2009 because it was acquired by the Corporation in a purchase transaction during 2009. Aurora Energy Resources Inc.’s total assets and net loss represent $95.5 million and $5.4 million respectively, of the consolidated total assets and net income of the Corporation as at and for the year ended December 31, 2009.

Based on this evaluation, management has concluded that the Corporation’s internal control over financial reporting was effective as at December 31, 2009.

The effectiveness of the Corporation’s internal control over financial reporting has been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report which appears within.

“Mark O’Dea”	“Sean Tetzlaff”
Mark O’Dea	Sean Tetzlaff
President and CEO	CFO, Corporate Secretary

March 29, 2010

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Balance Sheets
(Expressed in thousands of Canadian dollars)

As at December 31,	2009	2008

Assets

Current assets:
Cash	$56,682	$30,942
Short-term deposits	90,630	50,093
Restricted cash	589	-
Accounts receivable and other	1,411	995
Due from related party	-	167

	149,312	82,197

Prepaid acquistion costs	-	725

Property & Equipment (Note 6)	5,363	1,556

Long term investments (Note 7)	16,662	-

Reclamation deposits (Note 8)	3,578	3,175

Exploration properties and deferred exploration expenditures (Note 9)	332,739	227,665

Equity investments in Turkish Properties (Note 10)	13,530	13,255

Equity investment in Aurora Energy Resources Inc. (Note 5)	-	74,946

	$521,184	$403,519

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$4,155	$3,421
Due to joint venture partner	541	-
Asset retirement obligations (Note 8)	123	357

	4,819	3,778

Due to joint venture partner	201	122

Asset retirement obligations (Note 8)	1,057	1,068

Future income taxes (Note 11)	50,180	60,016

Shareholders' Equity
Share capital (Note 12)	425,397	321,202
Contributed surplus	31,278	23,730
Accumulated other comprehensive loss	(712)	-
Retained earnings (accumulated deficit)	8,964	(6,397)

	464,927	338,535

	$521,184	$403,519
Nature of operations (Note 1)
Commitments (Note 13)
Subsequent events (Note 16)

The accompanying notes form an integral part of these consolidated financial statements

Approved by the Board of Directors:

"Jo Mark Zurel"	"George Bell"
Director	Director

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations
(Expressed in thousands of Canadian dollars, except per share amounts)

For the year ended December 31,	2009	2008	2007

Operating expenses:
Wages and benefits	$6,227	$3,448	$2,298
Write-down of exploration properties and deferred exploration expenditures (Note 9)	5,340	10,637	1,790
Stock-based compensation	4,478	5,988	8,732
Office and general	4,263	1,326	714
Professional fees	2,406	1,412	746
Property investigation	2,370	2,480	2,440
Investor relations, promotion and advertising	1,346	606	820
Amortization	501	355	165
Listing and filing fees	267	202	221
Reclamation accretion	121	57	20
Loss on disposal of capital assets	101	45	5

Loss from operations	27,420	26,556	17,951

Other income (expenses):
Change in fair value of financial instruments	11,631	(361)	(168)
Gain on sale of long-term investments (Note 7)	9,562	1,768	(366)
Foreign exchange gain (loss)	7,573	(11,716)	192
Interest income	4,452	2,985	3,829
Other income	323	105	19
Equity income from Turkish Properties	5	45	-
Dilution gain	-	71	43,039
Equity in loss of Aurora Energy Resources Inc.	(904)	(1,822)	(3,850)

	32,641	(8,925)	42,695

Income (loss) before income taxes	5,221	(35,481)	24,744

Current income tax expense	-	-	1
Future income tax (recovery) expense (note 11)	(10,140)	(3,772)	4,368

	(10,140)	(3,772)	4,369

Net income (loss) for the year	$15,361	$(31,709)	$20,375

Earnings (loss) per common share, basic	$0.14	$(0.38)	$0.29
Earning (loss) per common share, diluted	0.13	(0.38)	0.28

Weighted average number of common shares outstanding
Basic	112,383,585	83,275,668	70,692,759
Diluted	113,854,359	83,275,668	73,245,070

The accompanying notes form an integral part of these consolidated financial statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statement of Cash Flows
(Expressed in thousands of Canadian dollars)

For the year ended December 31,	2009	2008	2007

Cash provided (used for):
Operating activities:
Net income (loss) for the year	$15,361	$(31,709)	$20,375
Items not affecting cash:
Write-down of exploration properties and deferred exploration expenditures	5,340	10,637	1,790
Stock-based compensation	4,478	5,988	8,732
Equity in loss of Aurora Energy Resources Inc.	904	1,822	3,850
Amortization	501	355	165
Reclamation accretion	121	57	20
Loss on disposal of capital assets	101	45	5
Dilution gain	-	(71)	(43,039)
Equity income from Turkish properties	(5)	(45)	-
Foreign exchange	(7,573)	11,716	(192)
Gain on sale of marketable securities/investments	(9,562)	(1,768)	366
Future income taxes	(10,140)	(3,772)	4,368
Change in fair value of financial instruments	(11,631)	361	168
Changes in non-cash working capital:
Accounts receivable and other	466	129	26
Accounts payable and accrued liabilities	(1,354)	311	13
Amounts due from related parties	(167)	(59)	(20)

Cash used in operating activities	(13,159)	(6,003)	(3,373)

Financing activities:
Issuance of common shares for cash	-	-	66,346
Cash received on exercise of warrants	-	-	4,943
Cash received on exercise of options	1,760	407	1,336
Share issue costs	(211)	-	(3,714)

Cash provided by financing activities	1,549	407	68,911

Investing activities:
Change in accounts receivable and other	922	234	298
Change in accounts payable and accrued liabilities	(2,677)	559	152
Restricted cash	(589)	-	-
Cash acquired in acquisition of Aurora	2,159	-	-
Cash acquisition costs	-	(725)	(518)
Proceeds from short-term deposits	54,331	-	-
Purchase of short-term deposits	(200)	(50,000)	-
Purchase of investments	(8,074)	-	(2,617)
Proceeds from sale of investments	11,841	5,295	3,842
Proceeds from sale of equipment	-	193	-
Purchase of property & equipment	(3,194)	(1,008)	(611)
Reclamation bonds	(311)	(1,378)	(17)
Due to joint venture partners	620	122	564
Investment in Turkish Properties	(90)	(564)	(955)
Interest in exploration properties and deferred exploration expenditures	(23,925)	(17,077)	(8,310)
Recovery of deferred exploration expenditures	6,842	2,044	1,264

Cash provided (used) in investing activities	37,655	(62,305)	(6,908)

Effect of exchange rate difference on cash	(305)	(196)	17

Increase (decrease) in cash and cash equivalents	25,740	(68,097)	58,647

Cash, beginning of year	30,942	99,039	40,392

Cash, end of year	$56,682	$30,942	$99,039

Non-cash investing and financing activities:
Common stock issued upon acquisition of Aurora	$101,329	$-	$-
Common stock issued upon acquisition of NewWest Gold	$-	$-	$160,017
Fair value of options issued upon acquisition of Aurora	$3,022	$-	$-
Fair value of options issued upon acquistion of NewWest Gold	$-	$-	$1,615

The accompanying notes form an integral part of these consolidated financial statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statement of Shareholders' Equity
(Expressed in thousands of Canadian dollars, except share amounts)

	Common Shares				Accumulated Other	Retained earnings	Total
			Contributed		Comprehensive	(accumulated	Shareholders'
	Shares	Amount	Surplus	Warrants	Income (Loss)	deficit)	Equity
	#	$	$		$	$	$
Balance as at December 31, 2006	60,969,754	88,176	5,484	1,429	-	4,275	99,364

Adjustment to other comprehensive income for change in accounting policy, net of future taxes of $123	-	-	-	-	673	-	- 673
Adjustment to retained earnings for changes in accounting policies, net of future taxes of $121	-	-	-	-	-	662	662
Balance, as at January 1, 2007 as adjusted	60,969,754	88,176	5,484	1,429	673	4,937	100,699

Shares issued for cash	4,498,000	66,346	-	-	-	-	66,346
Share issued in NWG acquistion	15,181,920	160,017	-	-	-	-	160,017
Exercise of stock options	729,015	2,163	(827)	-	-	-	1,336
Exercise of warrants	1,797,361	6,372	-	(1,429)	-	-	4,943
Recognition of future income tax benefit of share issue costs	-	1,156	-	-	-	-	1,156
Share issue costs - cash	-	(3,714)	-	-	-	-	(3,714)
Stock-based compensation	-	-	9,962	-	-	-	9,962
Fair value of stock options issued upon NWG acquistion	-	-	1,615	-	-	-	1,615
Unrealized gain on long-term investment	-	-	-	-	4,707	-	4,707
Recognition of future taxes on long term investment	-	-	-	-	(592)	-	(592)
Net income for the year	-	-	-	-	-	20,375	20,375

Balance as at December 31, 2007	83,176,050	320,516	16,234	-	4,788	25,312	366,850

Exercise of stock options	375,000	686	(279)	-	-	-	407
Stock-based compensation	-	-	7,775	-	-	-	7,775
Other comprehensive loss	-	-	-	-	(4,788)	-	(4,788)
Net loss for the year	-	-	-	-	-	(31,709)	(31,709)

Balance as at December 31, 2008	83,551,050	321,202	23,730	-	-	(6,397)	338,535

Shares issued in Aurora acquisition (Note 5)	34,940,890	101,329	-	-	-	-	101,329
Share issue costs	-	(211)	-	-	-	-	(211)
Recognition of future income tax effect of share issue costs	-	57	-	-	-	-	57
Exercise of stock options	1,217,146	3,020	(1,072)	-	-	-	1,948
Stock-based compensation	-	-	8,620	-	-	-	8,620
Other comprehensive loss	-	-	-	-	(816)	-	(816)
Recognition of future tax assets on long term investments	-	-	-	-	104	-	104
Net income for the year	-	-	-	-	-	15,361	15,361

Balance as at December 31, 2009	119,709,086	425,397	31,278	-	(712)	8,964	464,927

Consolidated Statement of Comprehensive Income (Loss)
(Expressed in thousands of Canadian dollars)

	Year ended December 31,
	2009	2008	2007

Net income (loss) for the year	$15,361	$(31,709)	20,375
Other comprehensive items:
Unrealized loss on long-term investments, net of taxes	(712)	(3,263)	4,115
Reclassification of gain on disposal of investment included in net income (loss)	-	(1,526)	-

Total comprehensive income (loss)	$14,649	$(36,498)	24,490

The accompanying notes form an integral part of these consolidated financial statements

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

1.	NATURE OF OPERATIONS

Fronteer Development Group Inc. (the “Company” or “Fronteer”) has international operations focused on the acquisition, exploration and development of mineral resource properties. The Company has not yet determined whether these properties contain resources that are economically recoverable. The recoverability of the carrying values of exploration properties and deferred exploration expenditures is dependent upon the delineation of economic reserves, the preservation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain financing necessary to complete development of the properties and their future profitable production or, alternatively, upon the Company’s ability to dispose of its interests on an advantageous basis (see Notes 9 and 10).

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accounting policies of the Company are in accordance with Canadian generally accepted accounting principles. Outlined below are those policies considered significant. As described in Note 18, these accounting principles differ in certain material respects from accounting principles accepted in the United States.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its significant wholly- owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Equity method of accounting

The Company follows the equity method of accounting for companies where it exercises significant influence. Under the equity method, the Company records its investment in the net assets as a single line on the balance sheet and its percentage interest in the results of operations as a single line item on the statement of operations.

Measurement uncertainty

The preparation of consolidated financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses during the reporting period. Areas requiring the use of management estimates include the rates for amortization of capital assets, assessments of the recoverability of exploration properties and deferred exploration expenditures, impairment of other long-lived assets, the carrying value of the investments in Turkish Properties, the determination of the provision for future removal and site restoration costs, the potential recognition of future income tax assets and the assumptions used in the determination of the fair value of stock-based compensation. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and deposits in banks with an original maturity of 90 days or less, and are carried at fair value. These investments are liquid and ca be converted to cash at any time.

Short-term deposits

Short-term deposits consist of cash invested in guaranteed investment certificates with maturities of up to one year at the time of acquisition. These investments are liquid and can be converted to cash at any time. The balance is carried at fair value, which includes accrued interest earned on the investments.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

Restricted cash

Restricted cash consists of cash deposited by the Company into a special bank account to be held in escrow until the completion of certain facilities at the Company’s Long Canyon project.

Equipment and Amortization

Equipment is stated at historical cost less amortization. The equipment noted below is amortized over its estimated useful life using the following annual rates and methods:

Computer equipment	30%	Declining balance
Computer software	50%	Straight line
Buildings		Straight line – 39 years
Field equipment	20%	Declining balance
Furniture and fixtures	20%	Declining balance
Leasehold improvements		Term of lease
Automotive equipment	30%	Declining balance

Amortization of assets used in exploration is capitalized to deferred exploration expenditures. Land and water rights are not amortized.

Exploration Properties and Deferred Exploration Expenditures

Acquisition and exploration expenditures on properties, less recoveries in the pre-production stage, are deferred until such time as the properties are put into commercial production, sold or become impaired. On the commencement of commercial production, the deferred costs are charged to operations on the unit-of-production method based upon estimated recoverable proven and probable reserves. General exploration expenditures are charged to operations in the period in which they are incurred. The Company recognizes the payment or receipt of amounts required under option agreements as an addition or reduction, respectively, in the book value of the property under option when paid or received.

The amount shown for mineral property interests represents costs incurred, allocated and deferred to date net of recoveries from joint-venture parties and write-downs and does not necessarily reflect present or future values.

Impairment of Long-Lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An indication of impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss is measured and recorded based on the estimated fair value of the assets. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between significant assumptions used and actual market conditions and/or the Company’s performance could have a material effect on the Company’s financial position and results of operations.

Impairment of Equity Investments

The Company reviews and evaluates its equity investments for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An indication of impairment is considered to exist if there has been a significant or prolonged decline in the fair value of the investment below its cost or if there is information about significant changes with adverse effects that have taken place in the environment in which the investee operates and indicate that the carrying amount of the investment may not be recovered. The Company records an impairment if the decline is other than temporary.

Due to joint venture partner

This amount represents amounts owed to the Company’s co-venturer on its Long Canyon project.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

Asset Retirement Obligations

The Company is subject to federal, state and local environmental laws and regulations. The Company has put in place ongoing pollution control and monitoring programs at its properties, and posted surety bonds as required for compliance with state and local closure, reclamation and environmental obligations. Estimated future reclamation and property closure costs are based on current legal and regulatory requirements. The Company records the fair value of reclamation and property closure costs in the period in which they are incurred. A corresponding amount is added to the carrying amount of the associated asset and amortized over the asset’s life. The liability is accreted over time through charges to earnings.

Flow-through Financing

The Company has financed a portion of its exploration activities through the issue of flow-through shares, which transfer the tax deductibility of exploration expenditures to the investor. Proceeds received on the issue of such shares have been credited to share capital and the related exploration costs have been charged to exploration properties and deferred exploration expenditures. A future income tax liability is recognized, and the shareholders' equity reduced, on the date the Company renounces the tax benefits associated with the expenditures, provided there is reasonable assurance that the expenditures will be made.

The Company may also recognize the benefit of previously unrecognized future income tax assets relating to non-capital loss carryforwards to offset the future income tax liability arising on a renouncement of expenditures. The corresponding credit reduces income tax expense.

Stock-Based Compensation

The Company has three employee stock option plans: i) a Fronteer employee stock option plan, ii) an acquisition stock option plan, and iii) the Aurora Energy Resources (“Aurora”) stock option plan. The Aurora stock option plan was assumed by the Company upon the acquisition of Aurora (note 5). The Company recognizes an expense or addition to exploration properties and deferred exploration expenditures for options granted under the Fronteer employee stock option plan and the Aurora stock option plan. The Company recognizes as a cost of acquisition, options granted under the acquisition stock option plan and vested options assumed under the Aurora stock option plan using the fair value method. The fair value of option grants is generally established at the date of grant using the Black-Scholes option-pricing model and the compensation amount, equal to the option's fair value, is recognized on a graded basis over the vesting period of the option. The vesting periods of the stock options granted range from vesting immediately to vesting over a three-year period.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method of tax allocation, future tax assets and liabilities are determined based on differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases ("temporary differences") and losses carried forward. Future income tax assets and liabilities are measured using the substantively enacted tax rates expected to be in effect when the temporary differences are likely to reverse. The effect of a change in tax rates on future income tax assets and liabilities is reflected in the period in which the change is substantively enacted. The amount of future income tax assets recognized is limited to the amount that is more likely than not to be realized.

Foreign Currency Translation

These financial statements are denominated in Canadian dollars, the Company's functional currency. Amounts denominated in foreign currencies are translated into Canadian dollars as follows:

i.	monetary assets and liabilities at the rates of exchange in effect at the balance sheet date;
ii.	non-monetary assets at historical rates;
iii.	revenue and expense items at the average rates for the period, except for depreciation and amortization, which are based on historical rates.

The net effect of foreign currency translation is included in the statement of operations.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

Basic and diluted earnings per share

Earnings per share are calculated using the weighted average number of common shares outstanding. The calculation of diluted earnings per share assumes that outstanding options are exercised and the proceeds are used to repurchase shares of the Company at the average market price of the shares for the period. The effect is to increase the number of shares used to calculate diluted earnings per share and is only recognized when the effect is dilutive.

Financial Instruments

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets and other financial liabilties. Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification:

-

Held-to-maturity investments, loans and receivables and other financial liabilities are initially measured at fair value and subsequently measured at amortized cost. Amortization of premiums or discounts and losses due to impairment are included in current period net earnings.

-

Available-for-sale financial assets are measured at fair value. Revaluation gains and losses are included in other comprehensive income until the asset is removed from the balance sheet. Losses due to impairment are included in net earnings.

-	Held for trading financial instruments are measured at fair value. All gains and losses are included in net earnings in the period in which they arise.

-

All derivative financial instruments are classified as held for trading financial instruments and are measured at fair value, even when they are part of a hedging relationship. All gains and losses are included in net earnings in the period in which they arise, except for derivative instruments which represent a cash flow hedge, where the gain or loss is recognized in other comprehensive income.

The Company's financial instruments primarily consist of cash (classified as held for trading), short-term deposits (classified as held to maturity), restricted cash (classified as held to maturity), accounts receivable (classified as loans and receivables), and accounts payable and amounts due to joint venture partners (classified as other financial liabilities). The fair value of these financial instruments equals their carrying values. Long term investments in equity securities are classified as available for sale and investments in share purchase warrants are classified as held for trading. Reclamation deposits are classified as held to maturity.

Comprehensive income comprises the Company’s net income and other comprehensive income. Comprehensive income represents changes in shareholders’ equity during a period arising from non-owner sources.

Financial instruments are recognized on the balance sheet when the Company has become party to the contractual provisions of the instruments.

Comparative figures

Certain of the prior year comparative figures have been reclassified to conform to the current year presentation.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

Recent Accounting Pronouncements

Consolidated financial statements

In January 2009, the CICA issued Section 1601, Consolidated financial statements, which replaces the existing standard. This section establishes the standards for preparing consolidated financial statements and is effective for periods beginning on or after January 1, 2011. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial standards.

Business combinations

In January 2009, the CICA issued a new Canadian standard, Handbook Section 1582, Business Combinations. This section specifies a number of changes including: an expanded definition of a business, a requirement to measure all business acquisitions initially at fair value, a requirement to measure non-controlling interests initially at fair value and a requirement to recognize acquisition-related costs as expenses. Section 1582 applies prospectively to business combinations occurring on or after January 1, 2011.

Mining exploration costs

In March 2009, the CICA issued EIC Abstract 174, “Mining Exploration Costs” (EIC-174) which supercedes EIC Abstract 126, “Accounting by Mining Enterprises for Exploration Costs”, to provide additional guidance for mining exploration enterprises on the accounting for capitalization of exploration costs and when an impairment test of these costs is required. EIC-174 is applicable for the Company’s interim and annual consolidated financial statements for its fiscal year ending December 31, 2009, with retroactive application. The adoption of EIC-174 did not result in a material impact on the Company’s consolidated financial statements.

International Financial Reporting Standards (“IFRS”)

In 2006, the Accounting Standards Board (“AcSB”) announced that accounting standards in Canada are to be converged with IFRS. On Febuary 13, 2008 the AcSB confirmed that the use of IFRS will be required by January 1, 2011, with appropriate comparative data from the prior year. Accordingly the Company will be required to present its financial statements for the fiscal year ended December 31, 2011 in accordance with IFRS. Under IFRS, there is significantly more disclosure required. Further, while IFRS uses a conceptual framework similar to Canadian GAAP, there are significant differences in accounting policies that must be addressed. The impact of these new standards on the Company’s financial statements is currently being evaluated by management but the complete financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

3.	CAPITAL DISCLOSURES

The Company considers the items included in the consolidated statement of shareholder’s equity as capital. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements or return capital to shareholders. The Company is not subject to externally imposed capital requirements.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

4.	FINANCIAL INSTRUMENT RISK EXPOSURE AND RISK MANAGEMENT

The Company is exposed to various degrees of financial instrument related risks. The types of risk exposure and the way in which such exposure is managed is provided as follows:

Credit Risk

The Company’s credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining the majority of its cash and cash equivalents, and short-term deposits with Canadian Chartered Banks and its reclamation deposits with A+ or higher rated US financial institutions. The Company does not have financial assets that are invested in asset backed commercial paper.

Liquidity Risk

The Company manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and the Company’s holdings of cash and cash equivalents. The Company believes that these sources will be sufficient to cover the likely short term requirements. In the long term, the Company may have to issue additional shares to ensure there is sufficient capital to meet long term objectives. The Company’s cash and equivalents are invested in business bank accounts and are available on demand for the Company’s programs, and are not invested in any asset backed deposits/investments. The Company’s financial liabilities have varying maturities: i) accounts payable and accrued liabilities are payable within a 90 day period and are to be funded from cash on hand, ii) amounts due to joint venture partners have an indeterminate maturity as they are based on the Company’s Long Canyon project.

Market Risk

The significant market risks to which the Company is exposed are foreign exchange risk, interest rate risk and commodity price risk. These are further discussed below:

Foreign Exchange Risk

The results of the Company’s operations are exposed to currency fluctuations. The operating results and financial position of the Company are reported in Canadian dollars in the Company’s consolidated financial statements. The fluctuation of the US dollar and other currencies in relation to the Canadian dollar will consequently have an impact upon the financial results of the Company and may also affect the value of the Company’s assets, liabilities and shareholders’ equity. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

Financial instruments that impact the Company’s net income or other comprehensive income due to currency fluctuations include: US dollar denominated cash, accounts receivable and accounts payable. The sensitivity of the Company’s net loss and other comprehensive loss due to changes in the exchange rate between the US dollar and the Canadian dollar, based on US dollar denominated financial instruments outstanding at December 31, 2009, is summarized in the table below (in thousands):

As at December 31, 2009
	10% increase in USD	10% decrease in USD
	(in ‘000s)	(in ‘000s)
(Increase) decrease in net income and comprehensive income	$ 40	($ 37)

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

4.	FINANCIAL INSTRUMENT RISK EXPOSURE AND RISK MANAGEMENT (continued)

Interest Rate Risk

The Company is exposed to interest rate risk on its outstanding short term investments. The Company’s policy is to invest cash at floating interest rates and cash reserves are to be maintained in cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. The Company monitors this exposure and does not enter into any derivative contracts to manage this risk.

Our interest rate risk mainly arises from the interest rate impact on our cash and cash equivalents and short term deposits. Cash and cash equivalents receive interest based on market interest rates. Based on cash and cash equivalents and short-term deposits outstanding at December 31, 2009, with other variables unchanged, a 1% change in the interest rate would decrease (increase) our net income (in thousands) by $385,000 (December 31, 2008 - $215,520), based on cash and cash equivalents and short term deposits held on that date. There would be no significant effect on other comprehensive income.

The Company’s financial liabilities are not exposed to interest rate risk.

Commodity Price Risk

The value of the Company’s mineral resource properties and equity investments are related to the price of gold, uranium, copper and other minerals and the outlook for these minerals. The Company does not have any hedging or other commodity based risks respecting its operations.

Gold, uranium, copper and other mineral prices historically have fluctuated widely and are affected by numerous factors outside of the Company’s control, including, but not limited to, industrial demand, central bank lending, forward sales by producers and speculators, levels of worldwide production, short-term changes in supply and demand because of speculative hedging activities, and certain other factors related specifically to gold and uranium.

Fair Value Estimation

The carrying value of the Company’s financial assets and liabilities approximates their estimated fair value.

The fair value of the asset retirement obligations are determined when they are incurred by discounting the value of the estimated future reclamation and property closure costs using a risk-free discount rate.

Equity Price Risk

Equity price risk is the risk that the fair value of, or future cash flows from the Company’s financial instruments will significantly fluctuate because of changes in market prices. The Company is exposed to equity price risk in trading investments and unfavorable market conditions that could result in dispositions of its investments at less than favorable prices. Additionally, the Company marks its long term investments in equity securities and investments in share purchase warrants to market at each reporting period. This process could result in significant write downs of the Company’s investments over one or more reporting periods, particularly during periods of declining resource equity markets.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

5.	ACQUISITION OF AURORA ENERGY RESOURCES INC.

Aurora Energy Resources Inc.

On March 2, 2009, the Company’s offer to acquire all of the outstanding common shares of Aurora Energy Resources Inc. (“Aurora”) that it did not already own on the basis of 0.825 of a Fronteer common share for each Aurora share expired and the Company agreed to take up 36,526,336 Aurora common shares tendered. The Company acquired the remaining outstanding common shares of Aurora on April 21, 2009 which gave the Company 100%.

At December 31, 2008, the Company had owned 42.2% of the outstanding common shares of Aurora. As a result of its equity ownership in Aurora the Company had followed the equity method of accounting for its investment in Aurora until March 2, 2009. From March 3, 2009 onwards the Company has consolidated the results of operations of Aurora.

The value of the issuance of Fronteer common shares was calculated based on the closing price of Fronteer common shares on the date Fronteer acquired effective control of the outstanding common shares of Aurora - March 2, 2009. The following weighted-average assumptions were used for the Black-Scholes option pricing model for the valuation of the stock options:

Risk-free interest rate	1.64%
Expected volatility	83.85%
Expected life	2.66 years
Dividend rate	0.00%

The transaction was accounted for as an asset acquisition and the cost of each item of property, plant and equipment acquired as part of the group of assets acquired was determined by allocating the price paid for the group of assets to each item based on its fair value at the time of acquisition. The summarized results of the preliminary allocation are indicated in the table below (in thousands):

Purchase price:
34,940,890 common shares of Fronteer	$101,329
Options exercisable into shares of Fronteer	3,023
Acquisition costs	2,192
106,544
Existing value of equity investment in Aurora	74,042
$180,586

Net assets acquired:
Current assets	$98,503
Other assets	1,800
Exploration properties and deferred exploration expenditures	92,369
Other liabilities	(3,378)
Future income tax liability	(8,708)
$180,586

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

6.	PROPERTY AND EQUIPMENT

		2009			2008
	Cost	Accumulated	Net Book	Cost	Accumulated	Net Book
(in thousands)		Amortization	Value		Amortization	Value
	$	$	$	$	$	$
Equipment	2,417	452	1,965	1,211	337	874
Computer software	472	413	59	331	256	75
Furniture and fixtures	563	198	365	453	116	337
Leasehold improvements	540	163	377	335	65	270
Buildings	207	1	206	-	-	-
Land and water rights	2,391	-	2,391	-	-	-
	6,590	1,227	5,363	2,330	774	1,556

Equipment consists of automotive equipment, field equipment and computer equipment and hardware.

7.          LONG TERM INVESTMENTS

The Company, from time to time, may make strategic investments in other publicly traded entities. These investments are treated as long-term investments and may take the form of common shares and share purchase warrants.

For accounting purposes, the Company has determined that any share purchase warrants held are derivative financial instruments and any change in fair value is included in earnings for the period. The fair value of share purchase warrants is measured using the Black-Scholes option pricing model. Any common shares (equities) held are designated as available-for-sale and any change in fair value is included in other comprehensive income, until such time as the common shares are sold or otherwise disposed of at which time any gains or losses will be included in earnings for the period.

During 2009, CICA Handbook Section 3862, Financial Instruments – Disclosures (“Section 3862”), was amended to require disclosures about the inputs to fair value measurements, including their classification within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

-	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities
-	Level 2 – Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
-	Level 3 – Inputs that are not based on observable market data.

The following table illustrates the classification of the Company’s financial instruments with the fair value hierarchy as at December 31, 2009 (in thousands):

	Financial assets at fair value as at December 31, 2009
	Level 1	Level 2	Level 3	Total
Equities	4,250	-	-	4,250
Share purchase warrants	-	12,412	-	12,412
	4,250	12,412	-	16,662

During the year ended December 31, 2009, the Company sold certain of its equity investments realizing a gain of $9,561,910.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

8.	PROVISION FOR RECLAMATION

(in thousands)	December 31, 2009	December 31, 2008
Balance, beginning of year	$1,425	$1,252
Expenditures	(357)	(3)
Effect of foreign currency translation	(9)	119
Reclamation accretion expense	121	57
Balance, end of year	$1,180	$1,425

Balance sheet presentation:
Current portion	$123	$357
Long term portion	1,057	1,068
Balance, end of year	$1,180	$1,425

The Company has posted cash surety bonds in the amount of $3,578,084 as at December 31, 2009 (2008 - $3,175,125, with the State of Nevada, Division of Environmental Protection and the Bureau of Land Management, in respect of its reclamation obligations. These bonds are expected to be released as the associated reclamation activities are completed.

The Company’s estimates of the costs of reclaiming its properties are based on current legal and regulatory requirements. At December 31, 2009, the Company’s undiscounted future reclamation and property closure cost estimate was US$1,216,000. The Company expects it will complete US$117,000 of these expenditures in 2010 and the remainder in future years. The provision is the discounted value of the estimated future reclamation and property closure costs based on the Company’s individual property closure plans. The present value of the provision has been calculated using a risk-free discount rate because of funding arrangements in place.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

9.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES

	Total					Total
	December 31,			Write-		December 31,
(in thousands)	2008	Additions	Recoveries	downs	Disposals	2009
	$	$	$	$	$	$
USA
(Note 9(a))
Northumberland	76,302	3,845	-	-	-	80,147
Long Canyon	7,474	15,183	(6,787)	-	-	15,870
Eastern Great Basin	54,871	567	-	-	-	55,438
Sandman	22,239	258	-	-	-	22,497
Zaca	45,838	119	-	-	-	45,957
Carlin –Cortez	2,966	908	-	(1,711)	-	2,163
Other	16,611	(17)	(55)	-	-	16,539
	226,301	20,863	(6,842)	(1,711)	-	238,611

CANADA
(Note 9(b))
Michelin Main	-	50,900	-	-	-	50,900
Jacques Lake	-	13,918	-	-	-	13,918
CMB	-	20,346	-	-	-	20,346
Baker Lake	-	2,544	-	(2,544)	-	-
Other	-	8,701	-	-	-	8,701
	-	96,409	-	(2,544)	-	93,865

TURKEY
(Note 9(c))
Pirentepe	1,085	-	-	(1,085)	-	-
Aydin	37	6	-	-	(43)	-
TV Tower	36	-	-	-	-	36
Isper	159	8	-	-	-	167
Aktarma	47	10	-	-	-	57
Yuntdag	-	3	-	-	-	3
	1,364	27	-	(1,085)	(43)	263
	227,665	117,299	(6,842)	(5,340)	(43)	332,739

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

9.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

(in thousands)	USA	Canada	Turkey	Total

December 31, 2008	$226,301	$-	$1,364	$227,665

Acquisition of Aurora (Note 5)	-	92,369	-	92,369
			-
2009 expenditures:
Acquisition costs	170	7	-	177
Assaying & geochemical	990	16	-	1,006
Camp & field costs	318	391	5	714
Claim maintenance and advance royalty fees	2,198	(250)	-	1,948
Drilling	7,527	124	-	7,651
Engineering studies	1,445	736	-	2,181
Environmental	2,360	687	-	3,047
Transportation	277	650	-	927
Wages, consulting and management fees	4,867	1,496	15	6,378
Other	711	183	7	901
	20,863	4,040	27	24,930

Exploration costs written-off	(1,711)	(2,544)	(1,085)	(5,340)
Disposals	-	-	(43)	(43)
Recoveries	(6,842)	-	-	(6,842)
	(8,553)	(2,544)	(1,128)	(12,225)

December 31, 2009	$238,611	$93,865	$263	$332,739

(a)	USA

The Northumberland Project

The Northumberland deposit is located in northern Nye County in central Nevada, and is owned 100% by the Company.

A portion of the claims at Northumberland are covered by a June 1991 lease agreement between the Company and a private party as lessor, with a term that extends as long as the Company pays annual advance royalties of US$20,000 to the lessor. These payments are credited against a 4% Net Smelter Return (“NSR”) royalty from minerals produced from the claims. None of the existing deposits at Northumberland are situated on these claims.

In addition, a small portion (less than 1%) of the area on which the Northumberland Project deposits are currently located are subject to an NSR royalty of 1% payable to third party lessors.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

9.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

Long Canyon Project

The Long Canyon Property is located in northeastern Nevada.

In 2006, the Company entered into a joint venture agreement for the Long Canyon Project with AuEx Ventures (“AuEx”) whereby the two parties combined their land positions in the Long Canyon area. The Company was obligated to spend $5 million of exploration expenditures within a five year period (completed September 2008) to earn a 51% interest in the project.

Both the Company and AuEx reserve a 3% NSR royalty on the claims they each contributed to the venture.

Sandman Project

The Sandman Project which is owned 95% by the Company consists of various lode mining claims fee lands, which were subleased from Newmont Mining Corporation (“Newmont”) beginning in September 1997.

Under a sublease from Newmont, the Company was required to pay annual advance royalty payments of approximately, $67,200 from 2008 through 2012, and $134,400 starting in 2013. The Newmont sublease has a primary term of ten years, and may be extended for an additional ten years by payment of annual advance royalties. Commercial production is required to extend the term of the Newmont sublease beyond 2017. Under a separate lease for the Ten Mile project, the Company was required to make annual lease payments of $24,000 reducing to $20,000 in 2009 through 2014. These lease payments will now be paid by Newmont. Sandman is also subject to NSR royalties on various of its mineral claims ranging from 1% to 6%.

In June 2008 the Company and Newmont signed a two phase option and joint venture agreement whereby Newmont may earn an initial 51% interest in Sandman within 36 months by spending a minimum US$14,000,000 on exploration, making a production decision supported by a bankable feasibility study, reporting reserves, making a commitment to fund and construct a mine, advancing the necessary permits, and contributing adjacent mineral interest to the joint venture. As part of phase two, Newmont may earn an additional 9% interest in Sandman by spending a further US$9,000,000 on development.

Provided that Newmont completes its phase two earn-in requirements, Newmont is entitled to recover US $3,750,000 from 90% of the Company's share of production, less production costs, until that amount is recovered in full. The Company can also elect to have Newmont arrange financing for its 40% share of ongoing development costs. Newmont must obtain repayment of the amount advanced, plus interest, solely from up to 80% of the Company's share of production, less production costs. The Company retains a 2% NSR royalty on production of the first 310,000 ounces at Sandman.

Other Eastern Great Basin Properties - KB, Tug, Gollaher Mountain and Loomis Mountain

The EGB Properties are located in northeastern Nevada and northwestern Utah. The EGB Properties consist of fee lands on which the Company owns between 25% and 100% of the mineral interest, unpatented mining claims, state mineral leases and leased fee lands. A portion of the fee lands in the EGB Projects are covered by an August 2001 mining lease with a third party lessor who owns a 61.76% interest in the mineral estate. That mining lease has a term running through August of 2021 and so long thereafter as the Company is engaged in exploration, development, mining or processing operations on the lands covered by the lease. The lease requires the payment of an annual advance royalty of US$15,000 to the lessor. The TUG/KB and other claims in the EGB are subject to royalties ranging from 0.625% - 5%.

During the year ended December 31, 2009, the Company granted an option for a period of three years to Enexco International Inc. ("EIC") to acquire up to a 51% interest in certain of the Company's Loomis Mountain claims. To earn a 51% interest, EIC must incur a minimum of 11,000 metres of drilling and spend an additional US$300,000 on exploring the claims. If after formation of a joint venture, either parties interest dilutes to below 10%, their interest will be converted to a 2% NSR royalty.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

9.	EXPLORATION PROPERTIES AND DEFERRED EXPLORATION EXPENDITURES (continued)

Zaca Project

The Zaca Project, owned 100% by the Company is located in Alpine County, California. The Company holds the Zaca Project as the assignee of a lease agreement.

There is a 5% NSR royalty payable on certain of the Zaca claims.

Cortez Trends Project

The Carlin-Cortez Trends properties encompass a land position located in Humboldt, Eureka, Elko and Lander Counties in north central Nevada, primarily to the north of the towns of Carlin and Battle Mountain. The land position at the Carlin- Cortez Trends Project consists principally of the Company’s privately owned property, on the majority of which it owns 100% of the mineral rights.

A portion of the unpatented claims comprising the Carlin-Cortez Trends Project, are subject to a 0.5% NSR royalty, and a smaller portion are subject to an additional sliding-scale NSR royalty ranging from 4% (when the price of gold is less than $700 per ounce) to 7.75% (when the price of gold is greater than $1,000 per ounce).

(b)	Canada

The Labrador Properties (Michelin Main, Jacques Lake and CMB) consist of a series of uranium deposits and occurrences, located in the Central Mineral Belt of central Labrador, Canada, and are owned 100% by Aurora, a wholly owned subsidiary of the Company. The Properties are subject to a 2% NSR royalty owing to an independent third party. In March 2009, the Company acquired control of Aurora and in April 2009, the Company completed the acquisition of 100% of the issued and outstanding shares of Aurora (see Note 5). In September 2009, the Company decided no further work would be carried out at the Baker Lake uranium property and accordingly wrote-off all costs incurred.

(c)	Turkey

The Company owns a 40% interest in each of the Pirentepe, TV Tower and Dedidagi projects, located in northwest Turkey. During 2009, costs for the Pirentepe project were written off due to uncertain future plans for the property.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

10.	EQUITY INVESTMENTS IN TURKISH PROPERTIES

Agi Dagi, Kirazli and Halilaga Properties

The Company owns 40% of each of the Agi Dagi, Kirazli and Halilaga projects through a 40% ownership stake in three companies, controlled by (60%) a Turkish subsidiary ("TMST") of Teck Resources Limited. Should Kirazli and Agi Dagi go into production, the Company must pay TMST a production bonus of US$10 per ounce of gold from the originally defined resource areas at each property, subject to a maximum of 600,000 ounces of gold on Agi Dagi and 250,000 ounces of gold at Kirazli. Agi Dagi is also subject to a 2% NSR royalty owing to an arm’s length third party. A fourth company, also owned 40% by the Company, holds other minor mineral interests in northwestern Turkey. The remaining 60% of this company is also owned by TMST. The Company accounts for these investments as equity investments.

Under the equity method of accounting , the Company’s percentage interest in the net assets and results of operations of the projects are presented in a single line on the balance sheet as “Investment in Turkish Properties” and in the statement of operations as “Equity income from Turkish Properties”, respectively. Effective July 25, 2007, for the Kirazli project and August 15, 2007, for the Agi Dagi and Halilaga projects (the dates where the ownership percentages were determined), the Company has transferred the expenditures it has incurred from “Exploration properties and deferred exploration expenditures” to “Investment in Turkish Properties”. Also any costs incurred subsequent to the effective earn- back dates on Agi Dagi, Kirazli and Halilaga have been included in “Investment in Turkish Properties.”

In December 2009, the Company, Teck Resources Limited and TMST announced they entered into a definitive agreement with Alamos Gold Inc. (“Alamos”) providing for the sale of 100% of the Agi Dagi and Kirazli projects. Total consideration to be received is comprised of US$40 million and 4 million shares of Alamos, which is to be split pro-rata based on respective ownership percentage. Completion of the transaction was subject to a due diligence period and the approval of Alamos’ Board of Directors and the TSX and satisfaction of other conditions precedent. On January 6, 2010, the Company announced that it had completed the sale of its Agi Dagi and Kirazli gold projects to Alamos pursuant to the terms announced in December 2009.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

11.	INCOME TAXES

a)    Provision for income taxes:

The recovery of income taxes differs from the amount that would have resulted from applying combined Canadian federal and provincial statutory tax rates for 2009 of 30.0% (2008 – 31.0%; 2007 – 34.12%) .

	December 31,	December 31,	December 31,
(in thousands)	2009	2008	2007

Income (loss) before taxes	5,221	$(35,481)	$24,743
Expected income tax expense (recovery)	1,566	(10,999)	8,442
Adjustments resulting from:
Permanent differences:
- foreign exchange	(2,364)	3,439	(64)
- stock-based compensation	1,365	2,327	2,935
- capital gains	(1,434)	-	-
- dilution gains	-	(11)	(7,343)
- other	(1,202)	118	711
Rate differences in other jurisdictions	38	197	375
Effect of acquisition of Aurora	(8,442)
Changes in enacted and substantively enacted rates	484	243	(1,431)
Other	(101)	331	(29)
Change in valuation allowance	(50)	583	772
Income tax (recovery) expense	(10,140)	$(3,772)	$4,368

b)    Future tax balances:

The tax effects that give rise to future income tax assets and liabilities are as follows

	December 31,	December 31,
(in thousands)	2009	2008
Future income tax assets (liabilities):
Operating losses carried forward	$14,095	$9,877
Equipment	598	91
Share issue costs	1,429	994
Investment in Aurora	-	(8,443)
Mineral properties	(67,693)	(65,532)
Investments	(1,482)	-
Resource expenses	4,245	4,421
Other	69	67
Valuation allowance	(1,441)	(1,491)

	$(50,180)	$(60,016)

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

11.	INCOME TAXES (continued)

As at December 31, 2009, the Company had available for deduction against future taxable income in Canada non-capital losses of approximately $6,961,202 (2008 - $5,948,140). These losses, if unutilized, have expiration years ranging from 2010 to 2029. The Company also has available for deduction against future taxable income in the USA losses carried forward of $31,314,740 (2008 - $16,339,950) which have expiration years ranging from 2027 to 2028.

In addition, the Company has available for deduction against future taxable income in Turkey and Mexico losses carried forward of $2,124,762 (2008 - $4,813,214), which expire from 2010 to 2013, and losses carried forward of $3,481,734 (2008 - $1,718,434) which expire commencing in 2016, respectively. The potential income tax benefit of these losses has been offset by a valuation allowance.

As at December 31, 2009, the Company had approximately $15,843,078, $930,142, and $60,970 of Canadian exploration expenses, Canadian development expenses and foreign resource expenses, respectively which, under certain circumstances, may be utilized to reduce taxable income in future years.

12.	SHARE CAPITAL

The authorized share capital of the Company consists of an unlimited number of common shares with no par value.

Stock Option Plans:

Fronteer Employee Stock Option Plan

The Company maintains a stock option plan (the “Plan”), approved by the shareholders on May 2, 2007, whereby the Board of Directors may, from time to time, grant to employees, officers and directors of, or consultants to the Company options to acquire common shares in such numbers and for such terms as may be determined by the Board, in an amount up to 10% of the total number of common shares issued and outstanding from time to time. The options are non- assignable and may be granted for a term not exceeding 10 years. The exercise price of the options is fixed by the Board at the time of grant in accordance with the terms of the Plan.

Stock option transactions and the number of stock options outstanding are summarized as follows:

		Weighted Average
	Shares	Exercise Price
Balance, December 31, 2007	4,651,067	$6.66
Options granted	1,837,500	7.90
Options exercised	(375,000)	1.09
Options forfeited	(365,001)	6.41
Options expired	(26,666)	10.27
Balance, December 31, 2008	5,721,900	$7.17
Options granted	2,670,000	3.17
Options exercised	(1,083,500)	1.28
Options forfeited	(201,666)	5.21
Options expired	(153,334)	9.18
Balance, December 31, 2009	6,953,400	$6.55

Options exercisable at December 31, 2009 totaled 5,017,358 (December 31, 2008 – 4,534,191).

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

12.	SHARE CAPITAL (continued)

At December 31, 2009, the Company had incentive stock options issued to directors, officers, employees and key consultants to the Company outstanding as follows:

			Weighted		Weighted average
	Number of	Weighted average	average	Number of	exercise
	options	remaining	exercise	options	price of options
Range of prices	outstanding	contractual life	price	exercisable	exercisable
		(in years)	$		$
$1.00 to $1.99	110,000	0.08	1.85	110,000	1.85
$2.00 to $2.99	430,000	1.10	2.38	407,500	2.35
$3.00 to $3.99	2,457,500	9.19	3.17	1,076,875	3.11
$4.00 to $4.99	160,000	1.24	4.51	160,000	4.51
$5.00 to $5.99	120,000	3.29	5.02	83,333	5.05
$6.00 to $6.99	728,400	1.35	6.50	728,400	6.50
$8.00 to $8.99	1,517,500	7.77	8.07	1,031,250	8.07
$9.00 to $9.99	130,000	2.75	9.46	120,000	9.46
$10.00 to $10.99	355,000	2.26	10.20	355,000	10.20
$11.00 to $11.99	60,000	2.91	11.10	60,000	11.10
$14.00 to $14.99	835,000	2.16	14.24	835,000	14.24
$16.00 to $16.99	50,000	2.29	16.09	50,000	16.09
	6,953,400	5.71	6.55	5,017,358	7.34

Acquisition Stock Option Plan – NewWest Gold Corporation:

In August 2007, the Company’s Board of Directors approved an acquisition stock option plan, whereby such plan was used to grant replacement options to the former holders of NWG options with Fronteer stock options.

Stock option transactions and the number of stock options outstanding are summarized as follows:

		Weighted Average
	Shares	Exercise Price
Balance, December 31, 2007	504,400	$9.62
Options expired	(462,800)	9.62
Balance, December 31, 2008	41,600	$9.62
Options expired	(22,100)	9.62
Balance, December 31, 2009	19,500	$9.62

Options exercisable at December 31, 2009 totaled 19,500 (December 31, 2008 – 41,600).

At December 30, 2009, under the Acquisition Stock Option Plan the Company had stock options issued and outstanding, and exercisable as follows:

	Number of	Weighted average	Weighted
	options	remaining	Average Exercise
Price	outstanding	contractual life	Price
$9.62	19,500	2.73 years	$ 9.62

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

12.	SHARE CAPITAL (continued)

Aurora Energy Resources Inc. – Stock Option Plan:

Effective April 21, 2009, the Company assumed the Aurora Stock Option Plan, however no further issuances of stock options will occur. Stock options outstanding at the date of acquisition will continue to vest under the original grant date terms. Stock options outstanding under the Aurora Stock Option Plan are exercisable into common shares of Fronteer based on the conversion ratio of 0.825 of a Fronteer common share for each Aurora stock option exercised.

The summary below presents all stock option transactions and options outstanding after factoring in the conversion ratio for the Aurora Stock Option Plan:

		Weighted Average
	Shares	Exercise Price
Balance, December 31, 2008	-	$-
Outstanding as of acquisition of Aurora on March 2, 2009	5,114,451	7.59
Options exercised	(133,646)	2.46
Options expired	(61,325)	15.54
Options forfeited	(157,028)	4.37
Balance, December 31, 2009	4,762,452	7.73

Options exercisable at December 31, 2009 totaled 4,028,194.

At December 31, 2009, under the Aurora Stock Option Plan after factoring in the conversion ratio the table below presents stock options issued and outstanding and exercisable:

		Weighted	Weighted		Weighted average
	Number of	average	average	Number of	exercise
	options	remaining	exercise	options	price of options
Range of prices	outstanding	contractual life	price	exercisable	exercisable
		(in years)	$		$
$1.00 to $1.99	49,500	3.82	1.80	28,873	1.72
$2.00 to $2.99	1,538,901	3.85	2.77	828,020	2.75
$4.00 to $4.99	1,368,951	1.14	4.37	1,366,200	4.36
$6.00 to $6.99	82,500	1.58	6.16	82,500	6.16
$7.00 to $7.99	41,250	1.62	7.45	41,250	7.45
$9.00 to $9.99	206,250	1.65	9.19	206,250	9.19
$11.00 to $11.99	303,600	1.75	11.10	303,600	11.10
$14.00 to $14.99	41,250	1.84	14.55	41,250	14.55
$16.00 to $16.99	297,000	2.21	16.16	297,000	16.16
$17.00 to $17.99	610,500	2.21	17.42	610,500	17.42
$18.00 to $18.99	94,875	2.33	18.82	94,875	18.82
$19.00 to $19.99	107,250	2.20	19.77	107,250	19.77
$21.00 to $21.99	20,625	2.35	21.85	20,625	21.85
	4,762,452	2.38	7.73	4,028,193	8.63

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

12.	SHARE CAPITAL (continued)

Stock-based compensation:

For the year ended December 31, 2009, the Company recorded compensation cost on the grant of stock options to employees and non-employees. For the purposes of estimating the fair value of options using the Black-Scholes option pricing model, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company’s shares, risk-free interest rates and expected average life of the options.

The fair value of options granted during the year ended December 31, 2009 ranged from $1.63 to $2.51 per option. The fair value of each option granted was determined using the Black-Scholes option pricing model and used the following range of assumptions:

	December 31,	December 31,
	2009	2008
Risk free interest rate	1.43% to 2.33%	2.94% to 3.74%
Expected life	3.7 to 4.8 years	3.38 to 3.49 years
Expected volatility	78.9% to 81.6%	73.9% to 75.4%
Expected dividend yield	0.0%	0.0%

For the year ended December 31, 2009, the Company has capitalized a total of $1,120,000 (2008 - $1,786,787) of stock- based compensation expense to exploration properties and deferred exploration expenditures and charged to the Statement of Operations a total of $4,477,730 (2008 - $5,988,136) of stock-based compensation expense.

13.	COMMITMENTS

The Company has entered into operating leases for premises and office equipment. Total minimum operating lease commitments approximate $4,076,972. Minimum rental commitments for the following years are as follows (in thousands):

Year	Amount
$
2010	1,128
2011	771
2012	618
2013	375
2014	254
Subsequent to 2014	931
4,077

The company is also responsible for its share of property taxes and operating costs on office premises leases.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

14.	RELATED PARTY TRANSACTIONS

From January 1, 2009 to March 2, 2009, the Company invoiced Aurora $52,000 for its share of office costs, employee wages and benefits. As at December 31, 2009, all intercompany balances have been eliminated upon consolidation.

15.	SEGMENTED INFORMATION

Geographical segmented information:

The Company has four geographical segments: Canada, United States, Mexico and Turkey. The total assets attributable to the geographical locations relate primarily to its exploration properties and deferred exploration expenditures and have been disclosed in Notes 9 and 10. The net income (loss) relating to the operations in Canada, United States, Mexico and Turkey totaled $11,715,153, $4,338,775, $404,362 and ($1,097,232) respectively for the year ended December 31, 2009.

16.	SUBSEQUENT EVENTS

i) Subsequent to December 31, 2009, 2,670,000 stock options were issued to directors and employees of the Company at exercise prices of $4.36 and $4.69, exercisable for a period of 10 years. Also 229,273 stock options were exercised for total proceeds of $455,349 to the Company.

ii) Subsequent to December 31, 2009, the Company acquired the Beaumont property, which consists of 4.5 acres in Elko County, Nevada, for US$62,500.

iii) Subsequent to December 31, 2009, the Company exercised and sold all of its share purchase warrants realizing gross proceeds of $12,150,000.

17.	CONTINGENCIES

On January 29, 2009, the Company received a letter from New York counsel to NWG Investments Inc. (“NWGI”), demanding the rescission of the share exchange transaction between the Company and NewWest Gold Inc., which was concluded in September 2007. The letter alleges that the Company fraudulently induced NWGI to transfer its NewWest shares through misrepresentations and omissions of material facts regarding the ability of Aurora to commence uranium mining operations in Labrador, Canada. In April 2008, the Nunatsiavut government imposed a three-year moratorium on mining of uranium on its lands in Labrador. NWGI alleges that Fronteer knew about the moratorium prior to the conclusion of the NewWest share exchange in September 2007 and did not disclose this information to NWG. The letter also advises Fronteer that NWGI is exploring an oppression claim against Fronteer and other unidentified persons in Ontario. As of March 29, 2010, no claim has been filed with any court. The Company believes that the threatened claims have no merit and plans to vigorously defend itself should any claim be filed. No amounts have been accrued for any potential loss under this complaint.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

18.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). Set out below are the material adjustments to net income (loss) for the years ending December 31, 2009, 2008 and 2007 and to shareholders’ equity at December 31, 2009, 2008 and 2007 in order to conform to accounting principles generally accepted in the United States (“U.S. GAAP”) (in thousands).

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
STATEMENT OF INCOME (LOSS):	2009	2008	2007

Net income (loss) based on Canadian GAAP	$15,361	$(31,709)	$20,375
Deferred exploration costs prior to the establishment of proven and probable mineral reserves (Note 18a)	(17,778)	(8,063)	(7,978)
Dilution gain (Note 18b)	-	(71)	(43,039)
Equity loss of Aurora (Note 18b)	(411)	(13,749)	(15,836)
Equity loss of Turkish Properties (Note 18c)	(698)	(1,331)	(570)
Stock-based compensation for employees (Note 18d)	-	-	12
Change in foreign exchange expense	(796)	200	-
Acquisition costs incurred (Note 18b)	(2,192)	-	-
Revaluation of existing investment in Aurora (Note 18b)	34,779	-	-
Fair value excess arising on Aurora acquisition (Note 18b)	2,299	-	-
Change to future income tax expense	(3,888)	6,688	3,852
Net income (loss) for the year based on U.S. GAAP	$26,676	$(48,035)	$(43,184)

Weighted average number of shares outstanding – basic	112,383,585	83,275,668	70,692,759
Weighted average number of shares outstanding – diluted	113,854,359	83,275,668	70,692,759
Earnings (loss) per share – basic	$0.24	$(0.58)	$(0.61)
Earnings (loss) per share – diluted	$0.23	$(0.58)	$(0.61)

SHAREHOLDERS’ EQUITY:
Shareholders’ equity based on Canadian GAAP	$464,927	$338,535	$366,850
Deferred exploration costs prior to the establishment of proven and probable mineral reserves (Note 18a)	(48,487)	(28,071)	(20,008)
Revaluation of original Aurora holding at March 2, 2009 (Note 18b)	34,779	-	-
Additional adjustment to eliminate Aurora accumulated deficit (Note 18b)	(3,699)	-	-
Acquisition costs incurred (Note 18b)	(2,192)	-	-
Accumulated equity loss of Aurora (Note 18b)	(40,587)	(40,176)	(26,427)
Equity loss of Turkish Properties (Note 18c)	(2,599)	(1,901)	(570)
Accumulated incremental dilution gains (Note 18b)	2,945	2,944	2,889
Foreign exchange	(596)	199	-
Cumulative change to future income tax expense	6,872	10,761	4,072

Shareholders’ equity based on U.S. GAAP	$411,363	$282,291	$326,806

18.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

The following sets out the material balance sheet differences between Canadian and U.S. GAAP (in thousands):

	2009	2008
1. Exploration properties and deferred exploration expenditures
Canadian GAAP	$332,738	$227,665
Deferred exploration costs prior to the establishment of proven and probable mineral reserves (Note 18a)	(35,225)	(17,563)
Future income tax effect of exploration costs (Note 18a)	(149)	(149)
U.S. GAAP	$297,364	$209,953

2. Investment in Turkish Properties
Canadian GAAP	$13,530	$13,255
Equity in loss of Turkish Properties (Note 18c)	(2,599)	(1,901)
Deferred exploration costs prior to the establishment of proven and probable mineral reserves (Note 18c)	(9,900)	(9,784)
Future income tax effect of exploration costs (Note 18c)	(1,031)	(1,031)
U.S. GAAP	$-	$539

3. Investment in Aurora
Canadian GAAP	$-	$74,946
Elimination of equity investment upon acquisition	37,642	-
Incremental dilution gain (Note 18b)	-	2,889
Incremental dilution gain from prior years	2,945	55
Equity in loss of Aurora from prior years	(40,176)	(26,426)
Equity in loss of Aurora (Note 18b)	(411)	(13,749)
U.S. GAAP	$-	$37,715

4. Contributed surplus
Canadian GAAP	$31,278	$23,731
Stock based compensation (Note18d)	(3,253)	(3,253)
Dilution gain (Note 18b)	-	126
Dilution gain from prior year	72,544	72,418
U.S. GAAP	$100,569	$93,022

5. Future income taxes
Canadian GAAP	$50,180	$60,016
Future income tax effect of exploration costs (Note 18a)	6,071	(1,180)
Cumulative change to future income tax expense	(1,411)	(10,235)
U.S. GAAP	$54,840	$48,601

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

18.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(a)	Interest in Exploration Properties and Deferred Exploration Costs

Under U.S. GAAP, acquisition costs are capitalized, but exploration costs are not considered to have the characteristics of property, plant and equipment and, accordingly, are expensed as incurred. Upon completion of a final feasibility study determining that economically proven and probable reserves exist, the costs related to development of the mining property are capitalized. During the year, the Company capitalized $nil (2008 and 2007 - $nil) in relation to properties in the development stage.

(b)	Investment in Aurora

Under Canadian GAAP, the Company has accounted for the Aurora acquisition as an asset acquisition under CICA Handbook section 1581, Business Combinations (note 5). Under US GAAP, the Company is required to adopt ASC 805- 10 (formerly SFAS 141(R)) which requires business combinations to be accounted for under the “acquisition method”. ASC 805-10 broadens the definition of a business to include development stage entities and therefore the Aurora acquisition would be accounted for as a business combination rather than an asset acquisition. The Company has accounted for the Aurora acquisition as a business combination and noted the following significant differences: (i) acquisition-related costs of $2,192,305 have been expensed as incurred and excluded from the cost of the business combination, (ii) the value of the Company’s existing investment in Aurora has been fair valued as of the date of the business combination and the resulting revaluation gain of $34,779,220 has been recorded in the Statement of Income (loss), (iii) Negative goodwill resulting from the acquisition of $2,298,314 was recognized in the income statement.

Prior to the Company’s acquisition of Aurora certain GAAP differences existed which affected the carrying value of the Company’s investment in Aurora. The Company’s equity loss pickup of Aurora increased primarily due to the expensing of deferred exploration expenditures in Aurora under U.S. GAAP.

(c)	Investment in Turkish Properties

Under U.S. GAAP, exploration costs are not considered to have the characteristics of property, plant and equipment and, accordingly, are expensed prior to the Company determining that economically proven and probable mineral reserves exist, after which development costs are capitalized. The Company’s equity loss pickup of the Turkish Properties increased due to the expensing of deferred exploration expenditures in the Turkish Properties, incurred subsequent to the earn-back by TMST, under U.S. GAAP.

(d)	Stock-based Compensation

The Company applies ASC 718-20, a revision to SFAS 123 “Accounting for Stock-Based Compensation”. ASC 718-20 requires the Company to recognize in the statement of operations the grant date fair value of share-based compensation awards granted to employees over the requisite service period. Compensation expense recognized estimates of award forfeitures and any changes in estimates thereof are reflected in the period of change.

Pursuant to the provisions of ASC 718-20 the Company applied the modified-prospective transition method. Under this method, the fair value provisions of ASC 718-20 are applied to new employee share-based payment awards granted or awards modified, repurchased, or cancelled after January 1, 2006. Measurement and attribution of compensation cost for unvested awards at January 1, 2006, granted prior to the adoption of ASC 718-20 are recognized based upon the provisions of SFAS 123. The cumulative effect of a change in accounting principle to reflect forfeitures for prior periods was determined to be immaterial and not recorded. Prior to adoption, the Company applied the intrinsic value method to employee awards pursuant to APB 25 and related interpretations. Under the intrinsic value method, no stock-based compensation had been recognized as the exercise price of employee options equaled or exceeded the fair market value of the underlying stock at the date of grant.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

18.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

(e)	Statements of Cash Flows

As a result of the treatment of mining interests under item (a) above, cash expended for the exploration costs would have been classified as operating rather than investing, resulting in the following totals under US GAAP: (in thousands)

	2009	2008	2007
Cash from operating activities	$(30,937)	$(14,066)	$(11,350)
Cash from investing activities	$55,433	$(54,243)	$1,071

(f)	Comprehensive Income

For U.S. GAAP purposes ASB 220-10 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. ASB 220-10 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement (in thousands).

	2009	2008	2007
Net income (loss) for the year based on U.S. GAAP	$26,676	$(48,035)	$(43,184)
Other comprehensive income:
Change in unrealized gains on available for sale securities	(712)	-	4,115
Comprehensive income (loss) based on U.S. GAAP	$25,964	$(48,035)	$(39,068)

(g)	Recent Accounting Pronouncements

FASB Establishes Accounting Standards Codification

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles. All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants.

Following the Codification, the Board will only issue Accounting Standards Updates (“ASU”) that serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended, and did not change the Company’s application of GAAP, but it will change the way GAAP is organized and presented. The Codification was first effective and implemented in the Company’s third fiscal quarter ended September 30, 2009 and the principal impact on the Company’s consolidated financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

18.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

Subsequent Events

In May 2009, the FASB issued FASB ASC Topic 855, the Subsequent Events Topic. This standard is intended to establish general standards of accounting for and the disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC Topic 855 is effective for fiscal years and interim periods ended after June 15, 2009, to be applied prospectively. There was no financial reporting impact due to the adoption of this standard.

Fair Value Accounting

In September 2006, the FASB issued ASC Topic 820, the Fair Value Measurements and Disclosures Topic, which defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. ASC Topic 820 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued ASC Topic 820-10-15-1A, which delayed the effective date of ASC Topic 820 for certain non-financial assets and liabilities to fiscal years beginning after November 15, 2008. In October 2008, the FASB issued within ASC Topic 820, guidance for determining the fair value of a financial asset when the market for that asset is not active, whereby entities must account for revisions to fair value estimates resulting from the change in accounting estimate under ASC Topic 250, the Accounting Changes and Error Corrections Topic, but do not need to provide the disclosures required by that topic. The adoption of ASC Topic 820 did not have a material impact on the Company’s condensed consolidated financial statements.

In April 2009, the FASB issued three updates that provide additional application guidance and require enhanced disclosures regarding fair value measurements and impairments of securities:

•

ASC Topic 820-10-65, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, provides additional guidelines for estimating fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the need to exercise judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

•

ASC Topic 320-10-65 includes two updates. The first, Recognition and Presentation of Other-Than-Temporary Impairments, provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities. It does not amend existing guidance related to other-than- temporary impairments of equity securities. The second update, Interim Disclosures about Fair Value of Financial Instruments, increases the frequency of fair value disclosures. ASC Topic 320-10-65 is effective for fiscal years and interim periods ended after June 15, 2009.

These updates were effective for the Company beginning in 2009. There was no financial reporting impact due to the adoption of this standard.

In August 2009, FASB issued ASU No. 2009-05, which amends Fair Value Measurements and Disclosures - Overall (ASC Topic 820-10) to provide guidance on the fair value measurement of liabilities. This update requires clarification for circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC Topic 820 such as the income or market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate import or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, the price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the Company’s fourth fiscal quarter of 2009.

FRONTEER DEVELOPMENT GROUP INC.
(AN EXPLORATION STAGE COMPANY)
Notes to the Consolidated Financial Statements
(Tabular amounts expressed in thousands of Canadian dollars, except per share and share amounts)

For the years ended December 31, 2009 and 2008

18.	DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

Business Combinations and Noncontrolling interests

In December 2007, the FASB issued ASC Topic 805, the Business Combinations Topic. ASC Topic 805 changes the accounting for acquisitions that close beginning in 2009. More transactions and events qualify as business combinations and are accounted for at fair value under the new standard. ASC Topic 805 promotes greater use of fair values in financial reporting. Some of the changes introduce more volatility into earnings. ASC Topic 805 is effective for fiscal years beginning on or after December 15, 2008.

In April 2009, the FASB issued ASC Topic 805-20, the Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies Topic. This updated guidance amended the accounting treatment for assets and liabilities arising from contingencies in a business combination and requires that pre-acquisition contingencies be recognized at fair value, if fair value can be reasonably estimated. If fair value cannot be readily determined, measurement should be based on best estimates in accordance with ASC Topic 405, the Accounting for Contingencies Topic. This guidance was effective January 1, 2009.

In December 2007, the FASB issued ASC Topic 810-10-65, a part of the Consolidation Topic, which changes the accounting and reporting for minority interests which are recharacterized as noncontrolling interests and classified as a component of equity. This is effective for fiscal years beginning on or after December 15, 2008. ASC Topic 810 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests.

CORPORATE INFORMATION

Corporate Head Office - Vancouver	Directors
1650 – 1055 West Hastings Street	Oliver Lennox-King, Chairman
Vancouver, British Columbia	Mark O’Dea
Canada V6E 2E9	George Bell
Scott Hand
Phone: 604-632-4677	Lyle Hepburn
Fax: 604-632-4678	Donald McInnes
Website: www.fronteergroup.com	Jo Mark Zurel
Email: info@fronteergroup.com

Information Office - Toronto	Officers and Management
80 Richmond St. West, 12th Floor	Mark O’Dea, President & Chief Executive Officer
Toronto, Ontario	Troy Fierro, Chief Operating Officer
Canada	Sean Tetzlaff, Chief Financial Officer & Corporate Secretary
Phone: 416-362-5556	Ian Cunningham Dunlop, Vice President, Exploration
Fax: 416-362-3331	Jim Lincoln, Vice President, Operations
John Dorward, Vice President, Business Development
Exploration Office - US	Chris Lee, Chief Geoscientist
230 S. Rock Blvd, Suite 30
Reno, Nevada	Registrar and Transfer Agents
89502-2389	Equity Transfer and Trust Company
USA	400 – 200 University Avenue
Toronto, Ontario, M5H 4H1
Exploration Office - St. John's, NFLD	Canada
Suite 600, TD Place
140 Water Street	Registrar and Transfer Company
St. John's, NL	10 Commerce Drive, PO Box 1727
A1C 1K4	Cranford, NJ, 07016
USA
Legal Counsel
Cassels Brock & Blackwell	Shares Quoted
2100 Scotia Plaza	Toronto Stock Exchange: FRG
40 King Street West	NYSE Amex FRG
Toronto, Ontario M5H 3C2

Auditors
PricewaterhouseCoopers LLP, Chartered Accountants
700 – 250 Howe Street
Vancouver, British Columbia, V6C 3S7